EXHIBIT 10.8

Summary Description of the Compensation of
Non-Employee Directors of CSI Compressco GP Inc.

As of January 1, 2015, each director who is not an employee of CSI Compressco GP Inc. (the "general partner"), TETRA Technologies, Inc., or any of its subsidiaries ("TETRA"), receives non-cash compensation of $60,000 per year for attending regularly scheduled board meetings. The non-cash compensation is paid for the upcoming service year in the form of phantom unit awards that have an intended value of $60,000, prorated for any newly-elected director to such director's date of election and that vest over the service year as set forth below. Directors who are appointed as the chairmen of the Conflicts Committee and Audit Committee receive additional non-cash compensation of $5,000 and $10,000 per year, respectively, prorated from their respective dates of appointment in their initial year of service, which is also paid in the form of phantom unit awards. All such awards of phantom units are granted under the CSI Compressco LP Amended and Restated 2011 Long Term Incentive Plan. Effective April 5, 2015, upon the recommendation of the TETRA Compensation Committee of the TETRA Board of Directors, the Board approved an increase in the cash director fees from $15,000 to $60,000 per year, paid in quarterly installments.

Directors who are also officers or employees of the general partner, or officers or employees of TETRA, do not receive any compensation for duties performed as directors. Consequently, none of Mr. Knox, President of the general partner, Mr. Foster, Senior Vice President and Chief Marketing Officer of the general partner, Mr. Brightman, the President and Chief Executive Officer of TETRA, or Mr. Elkhoury, the Senior Vice President and Chief Operating Officer of TETRA, who was appointed to the Board in September 2015, was compensated for his service as a director during 2015.

All Non-Employee Directors are reimbursed for out-of-pocket travel expenses incurred in attending meetings of the Board of Directors and committees.